Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made as of the 15th day of December, 2016, effective as of January 1, 2017, by and between Mercantile Bank Corporation, a Michigan corporation (the "Company"), Mercantile Bank of Michigan, a Michigan banking corporation (the "Bank" and collectively with the Company, the "Employers" and each, an "Employer"), and Robert T. Worthington (the "Employee").

RECITALS

A.     The Bank and the Employee have previously entered into an Employment Agreement dated November 19, 2015 (the "Employment Agreement").

B.     The Company, the Bank and the Employee wish to amend and restate the Employment Agreement in its entirety, such that this Agreement will replace and supersede the existing Employment Agreement.

C.     This Agreement sets forth the terms of the Employee's employment as Senior Vice President, Chief Operating Officer, General Counsel and Secretary of the Company and Senior Vice President, Chief Operating Officer, General Counsel and Secretary of the Bank.

D.     The Employers believe that entering into this Agreement is in the best interest of their respective shareholders.

E.     The Employee believes that entering into this Agreement is in his best interest.

TERMS OF AGREEMENT

In consideration of the mutual covenants and obligations set forth in this Agreement, to induce the Employee to remain in the employment of the Employers, and for other good and valuable consideration, the Employers and the Employee agree as follows:

1.     Employment, Term, and Acceptance. The Company agrees to employ the Employee as its Senior Vice President, Chief Operating Officer, General Counsel and Secretary, and the Bank agrees to employ the Employee as its Senior Vice President, Chief Operating Officer, General Counsel and Secretary, for the period from January 1, 2017 through the Termination Date (the "Employment Period"), unless such employment is terminated earlier pursuant to Section 9 or 10 of this Agreement. The initial Termination Date is December 31, 2018. Effective as of December 31, 2017, and as of each December 31 after December 31, 2017, the Termination Date will automatically extend to the next succeeding December 31 after the then existing Termination Date unless at least thirty (30) days' prior to an December 31 automatic extension, the Employee, the Company or the Bank gives notice to the others that the Termination Date shall not be automatically extended on such December 31; in which case the Termination Date will not be extended. Accordingly, unless the Employee, the Company or the Bank gives notice that the Termination Date will not be extended, there will, as of each December 31, be an Employment Period of two years remaining. The Employee hereby accepts such employment.

2.     Duties and Authority.

2.1     Promotion of Employers' Interest. While employed as an officer of the Company and the Bank, the Employee shall devote his business time and attention to the business and affairs of the Employers, and shall use his efforts and abilities to promote the interests of the Employers.

2.2     Performance of Duties. The Employee shall perform such services and duties necessary or appropriate for the Employers as are normally expected of persons appointed to the positions identified in Section 1, in the business in which the Employers are engaged. The Employee shall perform his duties under this Agreement in accordance with reasonable standards and policies established from time to time by the Employers.

3.     Cash Compensation. In consideration of the services to be performed by the Employee under this Agreement, the Bank shall pay the Employee an annual base salary of $215,000 ("Base Cash Compensation"), payable in accordance with the normal payroll practices of the Bank. The Board of Directors of the Bank may adjust the Base Cash Compensation from time to time. In addition to the Base Cash Compensation described above, the Employee will be entitled to such bonuses and other discretionary compensation as may be awarded to the Employee from time to time by the Board of Directors of either of the Employers.

4.     Participation in Employee Benefit Plans. In addition to the cash compensation payable to the Employee under this Agreement, the Employee shall be entitled to participate in such employee benefit plans, whether contributory or non-contributory, such as group life and disability insurance plans, hospital, surgical, vision and dental benefit plans or other bonus incentive, profit sharing, stock option, retirement, deferred compensation or other employee benefit plans of the Employers as may now or hereafter exist to the extent that the Employee meets the eligibility requirements of any such plans. All such group life and disability insurance plans, hospital, surgical, vision and dental benefit plans are hereafter referred to as "Life, Disability and Medical Plans". If any bonus or incentive compensation plan payments constitute "deferred compensation" within the meaning of Code Section 409A and applicable Treasury regulations, such deferred compensation will be paid to the Employee within 2 ½ months after the end of the calendar year in which it is payable, unless such bonus or incentive compensation is deferred pursuant to a timely election into a plan that complies with Code Section 409A.

5.     Out of Pocket Expenses. The Employee will be reimbursed by the Bank or the Company, as the case may be, for all reasonable expenses incurred in promoting its business; including expenses for entertainment, travel and similar items upon the presentation by Employee, from time to time, of an itemized account of such expenditures in a form and manner as determined by the Board of Directors or the chief financial or accounting officer of the Employer for whose account the expenditures are made; provided that such reimbursement shall be subject to any guidelines provided by the Board of Directors or Chief Executive Officer of the Bank or the Company prior to an expense being incurred.

6.     Vacation. The Employee shall be entitled each year to five (5) weeks paid vacation time. The Employee will not be entitled to additional compensation for vacation time not utilized in any year nor will the Employee be permitted to carry over unused vacation time to a succeeding year.

7.     At-Will Employment. The Employee's employment shall be "at will" and may be terminated by the Company or the Bank at any time, with or without cause, subject however, to the Employee's rights under Section 10 of this Agreement.

8.     Non-Compete and Non-Solicitation Agreement. The Employee has previously executed the Non-Compete and Non-Solicitation Agreement of the Company and the Bank, a copy of which is attached hereto as Exhibit A (the "Non-Compete and Non-Solicitation Agreement"). The Employee agrees that the Non-Compete and Non-Solicitation Agreement is incorporated herein by reference, remains in full force and effect and that the Employee will continue to abide by it. The Employee further agrees that if the Employee accepts the payments listed in Section 10.5 below, any termination of the Employee's employment will not constitute a termination without cause under the Non-Compete and Non-Solicitation Agreement regardless of the reason for the termination.

9.     Termination of Employment Upon Disability or Death.

9.1     Disability. In the event the Employee shall become Disabled (as hereinafter defined) during the Employment Period, the Bank or the Company may terminate the Employee's employment under this Agreement by giving the Employee written notice of such termination ("Disability Termination Notice"). In the event of any such termination during the Employment Period, the Bank shall continue to pay the Employee his Base Cash Compensation, at the rate in effect immediately prior to the giving of the Disability Termination Notice, in six (6) substantially equal monthly installments commencing on the first day of the month after the effective date of the termination of employment. The Employee shall also be entitled to receive a pro rata share of any incentive compensation payable for the year in which the termination of employment occurred, payable in a lump sum at the same time that such incentive compensation is paid to other participants in the incentive compensation program. In addition, the Employers shall cover the Employee under their disability plans, if any, in effect from time to time under the terms and conditions that such coverage is made available to other employees of the respective Employer, and the Employee shall be entitled to any benefits payable to the Employee under such disability plans. While disabled, the Bank shall continue to provide the Employee and the Employee's dependents with coverage under its Life, Disability and Medical Plans for six (6) months following the date of termination of employment to the extent that it may do so under the provisions of such plans, with the Employee's contributions to the premiums under such plans being no more than the amounts the Employee paid for such premiums prior to disability, adjusted from time to time for normal periodic increases in such premiums applied in general to employees of the Bank.

The Employee shall be "Disabled" for purposes of this Agreement if the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for at least three (3) months from an Employer's long-term disability policy. The Employee shall be deemed to be Disabled if the Employee is determined to be totally disabled by the Social Security Administration.

9.2     Death. In the event of the death of the Employee, the Employee's employment with the Employers shall terminate as of the date of death. Any life insurance policies owned by the Bank or the Company, and insuring the life of the Employee, shall be payable to the beneficiaries of such policies in accordance with the terms of such policies.

9.3     Extent of Obligations. The provisions of Sections 9.1 and 9.2 apply only to Disability or death occurring during the Employment Period while the Employee is employed by the Bank and the Company. Other than as set forth in Section 9.1 or 9.2, neither of the Employers shall have any obligation or liability to the Employee upon the Employee's death or Disability except that the Employee shall be entitled to all accrued rights under stock option, retirement and other employee benefit plans of the Company and the Bank, and the Bank shall promptly pay the Employee (or the Employee's personal representative) his Base Cash Compensation due through the effective date of the termination of employment, the cash equivalent of any accrued vacation days not taken as of such effective date (calculated based on the Employee's annual base salary attributable to each vacation day), and any out-of-pocket expenses for which the Employee is entitled to be reimbursed, and for which reimbursement has not yet been made.

10.     Termination of Employment for Cause, Without Cause, Good Reason, or Without Good Reason.

10.1     Termination by the Bank for Cause. Each of the Employers shall have the right, at any time, to terminate the Employee’s employment for Cause (as defined herein). For purposes of this Agreement, the term "Cause" means (a) an act or acts of dishonesty committed by the Employee and intended by the Employee to result in the Employee's personal enrichment (other than to a trivial extent) at the expense of the Company, the Bank or any of their affiliates, (b) continuing intentional neglect by the Employee of the Employee's duties under Section 2 of this Agreement that cause or are expected to cause material harm to the Company, the Bank or any of their affiliates, and that is not remedied after receipt of notice from the applicable Employer, (c) the Employee’s conviction of a felony, or (d) the Employee’s intentional breach of the Employee's obligations under paragraph 2, 3 or 7 of the Non-Compete and Non-Solicitation Agreement which causes or may be expected to cause material harm to the Company, the Bank or any of their affiliates. Any termination for Cause shall be effective upon an Employer giving the Employee written notice that the Employee's employment is terminated, and setting forth in reasonable detail the basis for such termination, and that such termination is for Cause.

          10.2     Termination by an Employer Without Cause.      Each of the Employers shall have the right at any time to terminate the Employee's employment without Cause by giving the Employee written notice that the Employee's employment is terminated, and setting forth in reasonable detail the basis, if any, for such termination. Any such termination shall be effective upon the giving of such notice by the Employer.

          10.3     Termination by Employee for Good Reason.      The Employee shall have the right at any time to terminate employment under this Agreement for Good Reason (as defined herein) within ninety (90) days of learning of such Good Reason. For purposes of this Agreement, the term "Good Reason" means (a) any assignment to the Employee of any title or duties that are materially inconsistent with the Employee's present positions, titles, duties, or responsibilities, other than an insubstantial or inadvertent action which is remedied by the applicable Employer promptly after receipt of written notice from the Employee, or which is approved of by the Employee in writing; or (b) any failure by an Employer to comply in a material respect with any provision of Section 3, 4, 5, or 6, other than an insubstantial or inadvertent failure which is remedied by the applicable Employer promptly after receipt of written notice from the Employee. Any termination for Good Reason shall be effective upon the Employee giving the Employers written notice that the Employee is terminating employment, and setting forth in reasonable detail the basis for such termination, and that such termination is for Good Reason. Any such termination shall be effective upon the giving of such notice by the Employee, provided, however, that if the Employee has not previously notified the Employers of the Good Reason event, the Employers shall have thirty (30) days to remedy it and, if the applicable Employer fails to remedy it, the termination shall be effective at the end of the 30-day period. Notwithstanding the above, the assignment to the Employee of any title or duties at the Bank or the Company that the Employee has previously held or performed at the Bank or the Company, shall not be sufficient to constitute Good Reason for termination of employment by the Employee.

10.4     Termination by Employee Without Good Reason. The Employee shall have the right at any time to terminate the Employee's employment with both Employers without Good Reason by giving the Employers written notice that the Employee is terminating employment. Any such termination shall be effective thirty (30) days after the giving of such notice by the Employee.

10.5     Obligation of Employers upon Termination without Cause or Employee's Termination with Good Reason Unrelated to a Change in Control. In the event that during the Employment Period, an Employer terminates the Employee's employment without Cause under Section 10.2, or the Employee terminates employment for Good Reason under Section 10.3; or the Employee's employment is terminated for any other reason except (i) for Cause under Section 10.1, (ii) without Good Reason under Section 10.4, (iii) for Disability or death pursuant to Section 9, and such termination is not related to a Change in Control; the Bank shall pay and provide to the Employee the following:

(a)     to the extent not previously paid, the Employee's Base Cash Compensation due through the effective date of the termination of employment, the cash equivalent of any accrued vacation days not taken as of such effective date (calculated based on the Employee's annual base salary attributable to each vacation day), and any out-of-pocket expenses for which the Employee is entitled to be reimbursed, and for which reimbursement has not yet been made; payable within ten (10) days of such effective date; plus

(b)     an amount equal to 150% of the Base Cash Compensation in effect as of the effective date of the termination of employment, payable in eighteen (18) substantially equal monthly installments commencing within thirty (30) days after the effective date of the termination of employment; plus

(c)     a pro rata share of any incentive compensation payable for the year in which the termination of employment occurred, payable in a lump sum at the same time that such incentive compensation is paid to other participants in the incentive compensation program; plus

(d)     coverage for the Employee and the Employee's dependents under the Bank's Life, Disability, and Medical Plans for the eighteen (18) month period commencing on the effective date of the termination of employment to the extent that the Bank may do so under the provisions of such plans, and to the extent that it is not permitted to do so shall pay the Employee an amount that will permit the Employee to obtain and pay for substantially equivalent coverage.

In addition, the Employee shall be entitled to all accrued rights under stock option, retirement, and other employee benefit plans of the Company and the Bank.

In order to receive the payments and benefits set forth in this Section 10.5, the Employee must be and remain in compliance with the Non-Compete and Non-Solicitation Agreement and must execute and not revoke a general release of all claims against the Company, the Bank and their affiliates and subsidiaries and their respective owners, officers, directors, employees and agents, in the form attached to this Agreement as Exhibit B.

10.6     Obligation of Employers upon Termination without Cause or Employee's Termination with Good Reason in Connection with a Change in Control. In the event that during the Employment Period, an Employer terminates the Employee's employment without Cause under Section 10.2, or the Employee terminates employment for Good Reason under Section 10.3; or the Employee's employment is terminated for any other reason except (i) for Cause under Section 10.1, (ii) without Good Reason under Section 10.4, (iii) for Disability or death pursuant to Section 9, and such termination occurs within 24 months after a Change in Control (as defined in Exhibit C); the Bank shall pay and provide to the Employee the following:

(a)     to the extent not previously paid, the Employee's Base Cash Compensation due through the effective date of the termination of employment, the cash equivalent of any accrued vacation days not taken as of such effective date (calculated based on the Employee's annual base salary attributable to each vacation day), and any out-of-pocket expenses for which the Employee is entitled to be reimbursed, and for which reimbursement has not yet been made; payable within ten (10) days of such effective date; plus

(b)     an amount equal to 150% of the Base Cash Compensation in effect as of the effective date of the termination of employment, payable in a lump sum within fifteen (15) days after the effective date of the termination of employment; plus

(c)     a pro rata share of any incentive compensation payable for the year in which the termination of employment occurred, payable in a lump sum at the same time that such incentive compensation is paid to other participants in the incentive compensation program; plus

(d)     coverage for the Employee and the Employee's dependents under the Bank's Life, Disability, and Medical Plans for the eighteen (18) month period commencing on the effective date of the termination of employment to the extent that the Bank may do so under the provisions of such plans, and to the extent that it is not permitted to do so shall pay the Employee an amount that will permit the Employee to obtain and pay for substantially equivalent coverage.

In addition, the Employee shall be entitled to all accrued rights under stock option, retirement, and other employee benefit plans of the Company and the Bank.

In order to receive the payments and benefits set forth in this Section 10.6, the Employee must be and remain in compliance with the Non-Compete and Non-Solicitation Agreement and must execute and not revoke a general release of all claims against the Company, the Bank and their affiliates and subsidiaries and their respective owners, officers, directors, employees and agents, in the form attached to this Agreement as Exhibit B.

10.7     Obligation of Employers upon Termination for Cause or by Employee without Good Reason. In the event that during the Employment Period, an Employer terminates the Employee's employment for Cause as provided for in Section 10.1, or the Employee terminates employment without Good Reason as permitted in Section 10.4, the Bank shall pay and provide to the Employee, to the extent not previously paid, the Employee's Base Cash Compensation due through the effective date of the termination of employment, plus the cash equivalent of any accrued vacation days not taken as of such effective date (calculated based on the Employee's annual base salary attributable to each vacation day), within ten (10) days of such effective date. In addition, the Employee shall be entitled to all accrued rights under stock option (except with respect to stock option plans, in the event of termination for Cause), retirement, and other employee benefit plans of the Company and the Bank.

10.8     No Other Obligations of Employers upon Termination. Upon termination of the Employee's employment, the Employers shall have no obligations to the Employee except as set forth in this Agreement, or accrued rights under stock option, retirement, or other employee benefit plans of the Bank or the Company.

10.9     Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Period may necessitate the Employee's cooperation in the future. Accordingly, following the termination of the Employee's employment for any reason, to the extent reasonably requested by the Board of Directors of the Bank or the Company, the Employee shall cooperate with the applicable Employer in connection with matters arising out of the Employee's service to the applicable Employer; provided that, the Employers shall make reasonable efforts to minimize disruption of the Employee's other activities. The Bank shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Bank shall compensate the Employee at an hourly rate based on the Employee's Base Cash Compensation on the effective date of termination of employment.

11.     Delay in Severance Payments. If the Employee is a Specified Employee (as hereinafter defined) on the date of termination of employment, and if the severance payments set forth in Section 10.5(b) or 10.6(b) are "deferred compensation" under Code Section 409A, then the severance pay shall be payable as follows. No payments shall be made within six months after the Employee's termination of employment. On the first business day of the seventh month after the date on which termination of employment occurs, the Bank shall pay to the Employee an amount equal to the sum of seven (7) equal monthly installments payable under Section 10.5(b) or the lump sum payment payable under Section 10.6(b), as applicable. The remaining monthly installments payable under Section 10.5(b) shall be paid on the first business day of each month thereafter.

The Employee is a "Specified Employee" if the Employee is a "key employee" (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) and the stock of the Bank or the Company is publicly traded on an established securities market or otherwise on the date of termination of employment. The Employee is a "key employee" during the period described below if the Employee is one of the following during the 12-month period ending on any December 31 (the "identification date"):

(a)     an officer of the Bank or the Company with annual compensation greater than $130,000 (as indexed pursuant to Code Section 416(i)(1) -- $170,000 for 2016), provided, that no more than 50 employees (or, if less, the greater of 3 employees or 10% of the employees) shall be treated as officers;

(b)     a five percent (5%) owner of the Bank or the Company; or

(c)     a one percent (1%) owner of the Bank or the Company with annual compensation of more than $150,000.

If the Employee is a "key employee" as of an identification date, the Employee is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the identification date.

12.     Deduction of Taxes and Adjustments re Code Section 280G. Each Employer may deduct from any amounts required to be paid to the Employee under this Agreement any amounts required to be withheld by the Employer pursuant to federal, state, or local law relating to taxes or related payroll deductions. In the event that any payments, distributions or benefits to or for the benefit of the Employee from the Bank or the Company, whether paid or payable, distributed or distributable, would constitute a "parachute payment", as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successors thereto (the "Code"), payments under this Agreement shall be reduced to the largest amount that will eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance as deductions to the Company or the Bank under Section 280G of the Code of any such payments, distributions or benefits. The determination of any reduction in the payments under this Agreement pursuant to this paragraph shall be made by a major national or regional accounting firm selected by the Bank, whose determinations shall be conclusive and binding on the Employers and the Employee for all purposes. The Employers and the Employee shall furnish such accounting firm with such information and documents as the accounting firm may reasonably request in order to make its determinations under this Section 12. The Bank shall bear all costs the accounting firm may reasonably incur in connection with its services.

13.     Objection to Termination. The termination of the Employee's employment pursuant to this Agreement shall not preclude an Employer or the Employee from objecting to the basis asserted by the terminating party for such termination.

14.     Adjustment between the Company and the Bank. The Company and the Bank acknowledge that although the Employee is generally paid solely by the Bank, he also performs some services for the Company, and the Company pays the Bank periodically an amount necessary to reimburse the Bank for amounts paid to the Employee by the Bank for services actually rendered to the Company.

15.     Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered or sent by registered or certified United States mail or by a nationally recognized overnight courier service, to the Employee's residence or the last address the Employee has provided in writing to the Employers, in the case of the Employee, or to its principal office in the case of an Employer. For purposes of this Agreement, notices shall be deemed given when received at the address or office specified in the preceding sentence.

16.     Waiver of Breach. No waiver by any party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

17.     Assignment. This Agreement contemplates personal services by the Employee. Employee may not transfer or assign the Employee's rights or delegate Employee's duties and obligations under this Agreement. The rights and obligations of each Employer under this Agreement shall inure to the benefit of and shall be binding upon them and their successors and assigns. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time whether by merger, purchase or otherwise acquires all or substantially all of the assets or business of an Employer.

18.     Entire Agreement and Regulatory Compliance. This instrument, together with the Non-Compete and Solicitation Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing signed by the Employee and the Employers. Employee acknowledges that each of the Employers is subject to supervision and regulation by bank regulatory agencies. If, at the time any payment would otherwise be made to Employee under this Agreement, such payment is prohibited or limited by any applicable statute or regulation, including, without limitation, the Federal Deposit Insurance Act and 12 C.F.R. Part 359 (Golden Parachute and Indemnification Payments), or by order of any such bank regulatory agency, the amount of such payment shall be reduced to the largest amount, if any, that may be paid at such time consistently with such statute, regulation, or order. Employee agrees that compliance with any such statute, regulation, or order, including any resulting reduction or elimination of any payment specified under this Agreement, shall not constitute a breach of this Agreement by the Employers.

19.     Severability. If a court of competent jurisdiction determines that any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, such determination shall not affect the validity, legality or enforceability of any other provision of this Agreement.

20.     Governing Law. This Agreement and the legal relations between the parties shall be subject to and governed by the internal laws (and not the law of conflicts) of the State of Michigan, with venue and jurisdiction limited to the Circuit Court for Kent County, Michigan.

21.     Section 409A. This Agreement is intended to be exempt from Section 409A of the Code to the greatest extent possible, to comply with Section 409A to the extent it is applicable and is to be interpreted and operated consistently with those intentions. To the extent that Section 409A applies to payments in the event of termination of employment under this Agreement, such payments shall be made only if the termination of employment is a "separation from service" within the meaning of Treas. Reg. Section 1.409A-1(h).

22.     Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement

23.     Arbitration. Except as stated in the Non-Compete and Non-Solicitation Agreement, any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in Grand Rapids, Michigan, before a panel of three arbitrators, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Unless otherwise provided in the Rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the arbitrators' fees and expense, in such proportions as the arbitrators deem just. Each party shall be responsible for their own attorneys' fees.

24.     Clawback. Any amounts payable under this Agreement are subject to any policy (whether in existence on the effective date of this Agreement or later adopted) established by the Company or the Bank providing for clawback or recovery of amounts that were paid to the Employee. The Company or the Bank will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

25.     Acknowledgement of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signatures on Following Page]

The parties have executed this Agreement as of the day and year first above written.

MERCANTILE BANK CORPORATION

By:	/s/ Robert B. Kaminski, Jr.

Its:	President

MERCANTILE BANK OF MICHIGAN

By:	/s/ Robert B. Kaminski, Jr.

Its:	Chief Executive Officer

EMPLOYEE

/s/ Robert T. Worthington
Robert T. Worthington

EXHIBIT A

NON-COMPETE AND NON-SOLICITATION AGREEMENT

EXHIBIT B

RELEASE OF ALL LIABILITY

This Release of All Liability Agreement ("Agreement") is entered into between Robert T. Worthington, Mercantile Bank Corporation (referred to as "Company") and Mercantile Bank of Michigan (referred to as "Bank"). The Company and the Bank are sometimes referred to collectively herein as the "Employers" and individually as an "Employer".

1.     In return for the payments and benefits described in the attached Employment Agreement, Employee unconditionally releases and forever discharges the Released Parties (as defined below) from any and all Covered Claims (as defined below).

(a)

The Released Parties include the Company, the Bank, the Affiliates of each of the Company and the Bank, and all of their owners, officers, directors, employees and agents. The Affiliates of the Company and the Bank include the respective predecessors, successors, parents, subsidiaries and other affiliated organizations of each of the Company and the Bank.

(b)

The Covered Claims include any claim or cause of action arising out of or relating to any act, omission or occurrence up to and including the date Employee signs this Agreement. This includes any claim or cause of action arising out of or relating to Employee's employment and termination of employment with the Employers, including claims and causes of action under any statute, regulation, ordinance or rule, including but not limited to: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Michigan Civil Rights Act, the Michigan Whistleblowers' Protection Act and the Michigan Persons With Disabilities Civil Rights Act, all as amended. The Covered Claims also include any claim or cause of action for breach of any commitment or agreement (except the attached agreement), and any claim or cause of action under the common law or arising out of public policy, including but not limited to claims or causes of action for intentional infliction of emotional distress, negligence or defamation.

(c)	Employee acknowledges that Employee is not seeking any short-term and/or long-term disability benefits and waives any and all claims to same.

(d)

Covered Claims do not include Employee's rights to vested benefits under the terms of Bank's 401(k) qualified retirement plan. This Agreement does not prohibit Employee from filing a charge or participating in an investigation by the United States Equal Employment Opportunity Commission but by executing this Agreement, Employee waives and releases any right Employee might otherwise have to any recovery of damages, attorney fees or other monetary or equitable relief or benefit that might result from such charge or investigation.

2.     Employee agrees that, to Employee's knowledge, Employee has not sustained any disabling personal injury and/or occupational disease due to Employee's employment at the Employers and/or due to the termination of that employment.

3.     Employee verifies that Employee has or will immediately deliver to the Employers all property of each Employer in Employee's possession, custody and/or control, including, without limitation, all documents or recordings (including any and all copies) in hard copy, electronic form or otherwise, containing confidential information, as well as all supplies, equipment, computers, cellular and smart phones, credit cards, checks, petty cash, office keys, access cards and the like, and all materials and documents of any kind related to Company, Bank or any of their Affiliates, whether prepared by Employee or anyone else that is in Employee's possession, custody or control.

4.     Employee agrees not to initiate or join in critical or derogatory statements in written, oral or electronic form about any of the Released Parties.

5.     Employee agrees that none of Company, Bank or any of their Affiliates will have any obligation to employ Employee or consider Employee for employment in the future.

6.     Employee agrees and understands as follows:

(a)

Employee has 21 days after receiving this Agreement to consider this Agreement. Employee may elect in Employee's sole discretion to sign this Agreement before expiration of the 21-day period and if Employee does so, it is agreed that Employee will waive the balance of the 21-day period. Immediately upon signing this Agreement, Employee will deliver the signed copy to Bank's Senior Vice President of Human Resources. If Employee does not sign this Agreement within the 21-day period, the Agreement is withdrawn by Employers and is null and void.

(b)

Employee has the right to revoke this Agreement within 7 days after signing it, by delivering written notice of revocation to the Bank's Senior Vice President of Human Resources, and this Agreement will not become effective or enforceable until the 7-day revocation period has expired without revocation as provided above ("Effective Date").

(c)	Employers advise Employee to consult with an attorney of Employee's choice about this Agreement before signing it.

7.     Except for Employee's Employment Agreement and Non-Compete and Non-Solicitation Agreement, this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No change, modification, amendment, addition to or alleged waver of this Agreement or any of its terms, provisions or covenants shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced.

8     Employee and Employers agree that this Agreement is not evidence of wrongdoing whatsoever by either Employer, but is entered into so that Employee and Employers can amicably end their relationship.

9.     If any term, covenant and/or provision of this Agreement is deemed invalid or illegal by a court of competent jurisdiction, all other terms, covenants and provisions of this Agreement shall remain in full force and effect.

10.     This Agreement and any matters relating hereto shall be construed in accordance with and shall be governed by the laws of the United States of America and the internal laws of the State of Michigan as applicable, without application of choice of law principles. The parties agree that any action related to this Agreement shall be brought and heard in the Circuit Court for Kent County, Michigan or the United States District Court for the Western District of Michigan and the parties agree and consent to jurisdiction and venue in those courts.

11.     This Agreement shall be binding on Employee and Employee's spouse, heirs, administrators and assigns.

12.     By signing below Employee freely, knowingly, and voluntarily enters into this Release of All Liability without any duress or coercion. Employee has carefully and completely read this entire Agreement, and Employee understands and agrees with all of the provisions in this Agreement.

MERCANTILE BANK CORPORATION

By: ___________________________________

Its: ___________________________________

Dated: ________________________________

MERCANTILE BANK OF MICHIGAN

By: ___________________________________

Its: ___________________________________

Dated: ________________________________

EMPLOYEE

__________________________________________

Robert T. Worthington

Dated: ____________________________________

EXHIBIT C

DEFINITION OF CHANGE IN CONTROL

"Change in Control" means that one or more of the following events have occurred with respect to a Responsible Corporation (as hereinafter defined):

(i)     Change in ownership of a Responsible Corporation. A change in ownership of a Responsible Corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of a Responsible Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Responsible Corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a Responsible Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Responsible Corporation (or to cause a change in the effective control of the Responsible Corporation (as defined in paragraph (ii)).

(ii)     Change in the effective control of a Responsible Corporation. A change in the effective control of a Responsible Corporation occurs on the date that either:

(A)     any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Responsible Corporation possessing 30 percent or more of the total voting power of the stock of the Responsible Corporation; or

(B)     a majority of members of the Responsible Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Responsible Corporation’s board of directors prior to the date of the appointment or election, provided, that for purposes of this paragraph, the term “Responsible Corporation” refers solely to the relevant corporation for which no other corporation is a majority shareholder.

If any one person, or more than one person acting as a group, is considered to effectively control a Responsible Corporation, the acquisition of additional control of such Responsible Corporation by the same person or persons is not considered to cause a change in the effective control of such Responsible Corporation (or to cause a change in the ownership of such Responsible Corporation within the meaning of paragraph (i)).

(iii)     Change in the ownership of a substantial portion of a Responsible Corporation’s assets. A change in the ownership of a substantial portion of a Responsible Corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Responsible Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Responsible Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of a Responsible Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control shall be deemed to occur under this paragraph (iii) when there is a transfer to:

(A)     a shareholder of the Responsible Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)     any entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Responsible Corporation;

(C)     A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Responsible Corporation; or

(D)     An entity, at least 50 percent of the total value or voting power of which is owned, directly or directly, by a person described in subparagraph (C).

(iv)     For purposes of this Exhibit C, a “Responsible Corporation” shall mean:

(A)     the corporation for whom Employee is performing services at the time of the Change in Control event;

(B)     the corporation that is liable for the payment of benefits under this Agreement (or all corporations liable for payment if more than one corporation is liable) but only if either the benefits are attributable to the performance of service by Employee for such corporation or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(C)     a corporation that is a majority shareholder of a corporation identified in (iv)(A) or (iv)(B) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (iv)(A) or (iv)(B) above.

(v)     The definition of "Change in Control" shall be construed and interpreted in accordance with Code Section 409A and regulations and other guidance of general applicability issued thereunder.